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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR MASTER FUND, LTD. EVENT DRIVEN PORTFOLIO FRONTFOUR CAPITAL GROUP, LLC DAVID A. LORBER MATTHEW GOLDFARB STEPHEN LOUKAS JOHN F. POWERS JOSEPH J. TROY
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FrontFour Master Fund, Ltd., together with the other participants named herein (collectively, “FrontFour “), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of four director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

Item 1:  On May 2, 2011, FrontFour issued the following press release:

FOR IMMEDIATE ISSUANCE

FRONTFOUR COMMENTS ON INSTITUTIONAL SHAREHOLDER SERVICES (ISS) REPORT

Despite Recommendation, Even ISS Cannot Ignore that “the Company Has Clearly Struggled to Deliver Shareholder Return” and Questions the Company’s Poor Corporate Governance Practices

FrontFour Urges Fisher Stockholders to Vote the GREEN Proxy Card for Meaningful Change on the Fisher Board

NEW YORK, May 2, 2011 /PRNewswire/ -- FrontFour Master Fund, Ltd., an affiliate of FrontFour Capital Group LLC (collectively, “FrontFour”), today commented on the report issued by Institutional Shareholder Services (ISS) in connection with the election contest at the upcoming annual meeting of Fisher Communications (NASDAQ-FSCI) to be held on May 11, 2011. While disappointed with ISS’s overall recommendation, FrontFour is pleased that ISS recognizes that the current Board and senior management have failed to enhance stockholder value and that ISS highlights in its report several of the same serious concerns that FrontFour has been expressing to stockholders during this election contest. In its analysis, ISS noted:

On the Company’s Poor Performance
“The company has clearly struggled to deliver shareholder return, down 49.2% between October 2005—when the board brought in the current CEO—and Dec. 31, 2010—the last day of trading before Huntingdon announced it had made an unsolicited offer.”

On the Company’s Lagging its Broadcast Television Peers
The Company’s performance between October 2005 and December 31, 2010 is “markedly worse than television peers, which were down 23.7%.”

On the Company’s Poor Corporate Governance Practices
“More concerning, in our view, are actions the board took in April 2007, apparently in response to GAMCO increasing its stake, to increase from 20% to 25% the threshold for shareholders to call a special meeting, and to raise to two-thirds the threshold for shareholders to amend the bylaws. It remains an open question whether such actions are really for the benefit of all shareholders or the incumbent board.”

“Similarly, in 2009 shareholders approved a FrontFour ballot proposal to declassify the board. In its December 2009 meeting, the board unanimously rejected declassification, and has since noted that the shareholder proposal was only approved by 0.1% of votes cast. Arguing that the margin of victory somehow throws the victory itself into doubt may be one of the least helpful things a board can do for its shareholders: from a governance perspective, the most salient fact would seem to be that a majority of shareholders did support the proposal.”

On the Company’s Failure to Successfully Market Fisher Plaza
“The company owns a 300,000 square foot office and data center complex in downtown Seattle, a clearly non-core asset which it marketed unsuccessfully in 2008.”

FrontFour Urges Stockholders Not to Allow the Current CEO & Board to Embark on Another Acquisition Spree

FrontFour further noted today its serious concern that Fisher’s current CEO and Board intend to embark on another acquisition spree with stockholder capital. Importantly, in the Company’s letter to stockholders dated April 29, 2011, the Company made no attempt to dispute FrontFour’s assertion that the management team and Board are looking to make acquisitions. If Ms. Brown is confident in her strategic plan, then why has she not purchased a single share of Fisher stock with her own capital? We question whether her interests are aligned with stockholders.

While ISS highlights that Fisher unsuccessfully marketed Fisher Plaza in 2008, FrontFour reiterated that its highly qualified nominees are committed to conducting a robust analysis of the current operations to cut costs, while simultaneously focusing on all potential strategic alternatives to maximize stockholder value -- including the current review of Fisher Plaza.

FrontFour stated that this election is about whether stockholders want a Board that will allow the CEO to make further acquisitions, despite past failures, or whether stockholders want new directors that will take the steps necessary to successfully maximize the value of the Company’s current assets.

FRONTFOUR’S NOMINEES ARE HIGHLY QUALIFIED AND EXPERIENCED AND HAVE A PLAN TO ENHANCE VALUE AT FISHER

FrontFour has nominated the following four highly qualified director candidates: John F. Powers, Joseph J. Troy, Matthew Goldfarb and Stephen Loukas. Collectively, our nominees have a wide range of expertise across multiple industries at both the operating and Board level. Throughout their respective careers, our nominees have demonstrated an ability to create value for their respective stakeholders in various complex and challenging scenarios.

THE TIME FOR MEANINGFUL CHANGE AT FISHER IS NOW! VOTE TODAY TO ENSURE THE RESPONSIBLE STEWARDSHIP OF YOUR INVESTMENT

Our Interests are Directly Aligned with ALL Stockholders

VOTE FOR CHANGE AT FISHER NOW – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY!

If you have any questions, require assistance with submitting you GREEN proxy card, or need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks & Brokerage firms please call: 212-269-5550

Stockholders call toll-free: 800-659-6590